Exhibit 10(au)

OLD NATIONAL BANCORP

AMENDED AND RESTATED 2008 INCENTIVE COMPENSATION

PLAN PERFORMANCE UNITS AWARD AGREEMENT

This Award Agreement (“Agreement”) is entered into as of January 22, 2015 (“Grant Date”), by and between Old National Bancorp, an Indiana corporation (“Company”), and                     , an officer or employee of the Company or one of its Affiliates (“Participant”).

Background

A. The Company adopted the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan (“Plan”) to further the growth and financial success of the Company and its Affiliates by aligning the interests of participating officers and key employees (“participants”) more closely with those of the Company’s shareholders, providing participants with an additional incentive for excellent individual performance, and promoting teamwork among participants.

B. The Company believes that the goals of the Plan can be achieved by granting Performance Units to eligible officers and other key employees.

C. The Compensation and Management Development Committee of the Board has determined that a grant of Performance Units to the Participant, as provided in this Award Agreement, is in the best interests of the Company and its Affiliates and furthers the purposes of the Plan.

D. The Participant wishes to accept the Company’s grant of Performance Units, subject to the terms and conditions of this Award Agreement, the Plan and the Company’s Stock Ownership Guidelines.

Agreement

In consideration of the premises and the mutual covenants herein contained, the Company and the Participant agree as follows:

1. Defined Terms. For purposes of this Agreement, if the first letter of a word (or each word in a term) is capitalized, the term shall have the meaning provided in this Agreement, or if such term is not defined by this Agreement, the meaning specified in the Plan.

(a) “Adjusted Share Distribution” means, with respect to a Performance Unit, a number of whole and fractional Shares equal to the sum of the Unadjusted Share Distribution and the Dividend Adjustment.

(b) “Appendix A” means Appendix A to this Agreement, which is hereby incorporated herein and made a part hereof. Appendix A describes the performance factor and goals with respect to the Internal Performance Units.

(c) “Appendix B” means Appendix B to this Agreement, which is hereby incorporated herein and made a part hereof. Appendix B describes the performance factor and goals with respect to the Relative Performance Units.

(d) “Dividend Adjustment” means, with respect to a Performance Unit, a number of whole and fractional units, determined as provided in Section 6, which is added to the Unadjusted Share Distribution to reflect dividend payments during the Performance Period on the units included in the Unadjusted Share Distribution.

(e) “Internal Performance Unit” means a contingent right awarded pursuant to this Agreement for distribution of a Share upon attainment of the Performance Goals as set forth in Appendix A.

(f) “Maximum Performance” means the Performance Goal achievement required for the maximum permissible distribution with respect to an Internal Performance Unit, as set out in Appendix A, or a Relative Performance Unit, as set out in Appendix B.

(g) “Minimum Performance” means the minimum Performance Goal achievement required for any distribution to be made with respect to an Internal Performance Unit, as set out in Appendix A, or a Relative Performance Unit, as set out in Appendix B.

(h) “Performance Goal” means a financial target on which the distribution with respect to a Performance Unit is based, as set out in either Appendix A or Appendix B.

(i) “Performance Period” means the Performance Period specified in either Appendix A or Appendix B.

(j) “Performance Unit” means a contingent right awarded pursuant to this Agreement for distribution of a Share upon attainment of the Performance Goals as set forth in either Appendix A or Appendix B.

(k) “Relative Performance Unit” means a contingent right awarded pursuant to this Agreement for distribution of a Share upon attainment of the Performance Goals as set forth in Appendix B.

(l) “Section” refers to a Section of this Agreement.

(m) “Target Performance” means the Performance Goal achievement required for the targeted distribution with respect to an Internal Performance Unit, as set out in Appendix A, or a Relative Performance Unit, as set out in Appendix B. If Target Performance is achieved but not exceeded for all Performance Goals, the Unadjusted Share Distribution with respect to a Performance Unit is one share of the Company’s voting common stock (“Share”).

(n) “Unadjusted Share Distribution” means, with respect to a Performance Unit, the total number of Shares to be distributed to the Participant, before adding the Dividend Adjustment or subtracting required tax withholding.

2. Incorporation of Plan Terms. All provisions of the Plan, including definitions (to the extent that a different definition is not provided in this Agreement), are incorporated herein and expressly made a part of this Agreement by reference. The Participant hereby acknowledges that he or she has received a copy of the Plan.

3. Award of Performance Units. The Committee has awarded the Participant              Internal Performance Units and              Relative Performance Units, effective as of the Grant Date, subject to the terms and conditions of the Plan and this Agreement.

4. Contingent Distribution on Account of Performance Units.

(o) Except as provided in Section 5, no distribution shall be made with respect to any Internal Performance Unit or Relative Performance Unit, unless (i) the respective Minimum Performance is achieved or exceeded in accordance with the Performance Goal set out in the applicable Appendix, and (ii) the Participant (A) is continually employed by the Company and/or an Affiliate at all times from the award of the Performance Units until the date on which Shares are distributed pursuant to Subsection (c) below; provided, however, the Committee may, in its discretion, waive the continuous employment requirement in this clause (ii), or (B) Terminates Service during the Performance Period on account of his death, Disability, or Retirement.

(p) All distributions on account of a Performance Unit shall be made in the form of Shares. The Unadjusted Share Distribution with respect to a Performance Unit, if any, is dependent on the Company’s achievement of the Performance Goals, as specified in Appendix A and Appendix B. By way of example, if Target Performance for the Performance Period is achieved but not exceeded with respect to each Performance Goal, the Unadjusted Share Distribution shall consist of one share of the Company’s voting common stock (“Share”). The number of Shares distributed on account of a Performance Unit shall be increased by the Dividend Adjustment to determine the Adjusted Share Distribution and reduced by applicable tax withholding as provided in Section 10. If, after reduction for tax withholding, the Participant is entitled to a fractional Share, the net number of Shares distributed to the Participant shall be rounded down to the next whole number of Shares.

(q) Except as expressly provided in Section 5, the Company shall distribute the Adjusted Share Distribution, reduced to reflect tax withholding, on the date the Company files its Form 10K with the US Securities and Exchange Commission in the calendar year following the year in which the Performance Period ends.

(r) Notwithstanding any other provision of this Agreement, the Committee may, in its sole discretion, reduce the number of Shares that may be distributed as determined pursuant to the Adjusted Share Distribution calculation set forth above. The preceding sentence shall not apply to a distribution made pursuant to Section 5.

(s) If a Participant Terminates Service during the Performance Period on account of Participant’s Disability or Retirement, Participant’s Performance Units shall remain outstanding as if Participant had not Terminated Service, and payments with respect to such Performance Units shall be made at the same time and subject to the same performance requirements as payments that are made to Participants who did not incur a Termination of Service during the applicable Performance Period.

(f) If a Participant Terminates Service due to death during the Performance Period, the performance requirements with respect to the Participant’s Performance Units shall lapse, and the Participant’s Beneficiary shall, on the date of such Termination of Service, be fully entitled to payment under such Performance Units as if targeted performance had been achieved and the Performance Period ended on the date of the Participant’s death, and such payments shall be made within sixty (60) days after the Participant’s death.

5. Change in Control. If a Change in Control occurs during the Performance Period, and the Participant has been continually employed by the Company and/or an Affiliate from the Grant Date until the day preceding the Change in Control date, the Company shall distribute to the Participant on the Change in Control date or within thirty days thereafter the number of Units actually earned through the date of the Change in Control (pro-rated for the portion of the Performance period served through the date of the Change in Control), increased by the Dividend Adjustment, that would have been paid to the Participant pursuant to Section 4, if (i) the Participant had satisfied the employment requirement of Subsection 4(a), and (ii) the Performance Period ended on the Change in Control date with earned Performance Units to be calculated based on actual Company performance relative to the Performance Goals as of the Change in Control date. In determining the number of Shares to be distributed to the Participant pursuant to this Section, no Dividend Adjustment shall be made on account of anticipated dividends after the Change in Control date. The Committee, in its sole discretion, may elect for the Company to pay the Participant, in lieu of distributing Shares, the cash equivalent of the Shares to be distributed to the Participant pursuant to this Section. Upon such cash payment or distribution of Shares, the Company’s obligations with respect to the Performance Units shall end.

6. Dividend Adjustment. Except as otherwise provided for in this Agreement, a Dividend Adjustment shall be added to the Unadjusted Share Distribution. The Dividend Adjustment shall be a number of Units equal to the number of Units that would have resulted, if each dividend paid during the Performance Period on the Shares included in the Unadjusted Share Distribution had been immediately reinvested in Shares.

7. Performance Goals. The applicable Performance Goals, the weight given to each Performance Goal, and the Minimum Performance, Target Performance, and Maximum Performance are set out in Appendix A and Appendix B.

8. Participant’s Representations. The Participant agrees, upon request by the Company and before the distribution of Shares with respect to the Performance Units, to provide written investment representations as reasonably requested by the Company. The Participant also agrees that, if he or she is a member of the Company’s Executive Leadership Group at the time the Shares are distributed, and if at that time he or she has not satisfied the Company’s Stock Ownership guidelines, the Participant will continue to hold the Shares received in the Distribution, net of any shares withheld for taxes, until such time as the Participant has satisfied the Company’s Stock Ownership requirement.

9. Income and Employment Tax Withholding. All required federal, state, city, and local income and employment taxes that arise on account of the Performance Units shall be satisfied through the withholding of Shares otherwise distributable pursuant to this Agreement.

10. Nontransferability. The Participant’s interest in the Performance Units or any distribution with respect to such units may not be (i) sold, transferred, assigned, margined, encumbered, bequeathed, gifted, alienated, hypothecated, pledged, or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, other than by will or by the laws of descent and distribution, or (ii) subject to execution, attachment, or similar process. Any attempted or purported transfer in contravention of this Section shall be null and void ab initio and of no force or effect whatsoever.

11. Indemnity. The Participant hereby agrees to indemnify and hold harmless the Company and its Affiliates (and their respective directors, officers and employees), and the Committee, from and against any and all losses, claims, damages, liabilities and expenses based upon or arising out of the incorrectness or alleged incorrectness of any representation made by Participant to the Company or any failure on the part of the Participant to perform any agreements contained herein. The Participant hereby further agrees to release and hold harmless the Company and its Affiliates (and their respective directors, officers and employees) from and against any tax liability, including without limitation, interest and penalties, incurred by the Participant in connection with his or her participation in the Plan.

12. Changes in Shares. In the event of any change in the Shares, as described in Section 4.04 of the Plan, the Committee, consistent with the principles set out in such Section, will make appropriate adjustment or substitution in the number of Performance Units, so that the contingent economic value of a Performance Units remains substantially the same. The Committee’s determination in this respect will be final and binding upon all parties.

13. Effect of Headings. The descriptive headings used in this Agreement are inserted for convenience and identification only and do not constitute a part of this Agreement for purposes of interpretation.

14. Controlling Laws. Except to the extent superseded by the laws of the United States, the laws of the State of Indiana, without reference to the choice of law principles thereof, shall be controlling in all matters relating to this Agreement.

15. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which collectively will constitute one and the same instrument.

16. Recoupment/Clawback. Any grant of Performance Units under this Agreement or any other award granted or paid to the Participant under the Company’s Amended and Restated 2008 Incentive Compensation Plan, whether in the form of stock options, stock appreciation rights, restricted stock, performance units, performance units, stock or cash, is subject to recoupment or “clawback” by the Company in accordance with the Company’s Bonus Recoupment/Clawback Policy, as may be amended from time to time. This Section, “Recoupment/Clawback,” shall survive termination of this Agreement.

IN WITNESS WHEREOF, the Company, by its officer thereunder duly authorized, and the Participant, have caused this Performance Unit Award Agreement to be executed as of the day and year first above written.

PARTICIPANT

Accepted by:	Date:

Printed Name:

OLD NATIONAL BANCORP

By:
Kendra L. Vanzo
EVP, Associate Engagement & Integration
Old National Bancorp

APPENDIX A TO 2015 PERFORMANCE AWARD AGREEMENT

(Internal Performance Factors)

Grant Date: January 22, 2015

Performance Shares Awarded: See Section 3 of the Agreement

Performance Period: January 1, 2015, through December 31, 2017

Internal Factors for Determining Amount Payable Pursuant to Performance Award

The number of Shares payable on account of a Performance Share (before any Dividend Adjustment or tax withholding) will be based on the result of the following performance factor (“Performance Factor”) during the Performance Period:

•	Earnings Per Share (EPS) Compound Annual Growth Rate (CAGR)

Definitions Related to Internal Performance Factors

Earnings Per Share (EPS): Earnings Per Share is defined as GAAP EPS, as reported in the Company’s Form 10-K for the fiscal year excluding, however, extraordinary items and non-recurring charges, both as determined under GAAP, recognized during the fiscal year ending December 31, 2014 (base period) and December 31, 2017 (ending period) and also excluding the impact of any merger and integration charges associated with any transaction(s) that close in 2017.

Compound Annual Growth Rate (CAGR): The compound annual growth rate is the year- over-year growth rate of EPS over a three year period of time. The compound annual growth rate is calculated by taking the nth root of the total percentage growth rate, where n is the number of years in the period being considered. The formula is as follows:

CAGR = (ending period EPS/base period EPS)(1/# of years) - 1

Performance Weighting Fraction

“Performance Weighting Fraction” means the relative importance of each performance measure in evaluating performance and determining the number of Shares to be distributed (before any Dividend Adjustment or tax withholding) with respect to each Performance Share. The following weight has been assigned to the performance factor:

EPS CAGR
100%

Calculation of Performance

For the Performance Factor, the performance level will be determined at the end of the Performance Period. The performance level will then be multiplied by the Performance Weighting Fraction, resulting in the Company’s Performance Level. The table below shows the percentage of Shares to be issued with respect to each Performance Share (before any Dividend Adjustment or tax withholding) at various performance levels:

BaseLine = >			$0.95
Performance Weight = >			100%

Performance Range	EPS - Fully Diluted (3yr CAGR)	Percentage of Target	Percent of Incentive Earned
MAXIMUM	8.00%	133.3%	150%
	7.80%	130.0%	145%
	7.60%	126.7%	140%
	7.40%	123.3%	135%
	7.20%	120.0%	130%
	7.00%	116.7%	125%
	6.80%	113.3%	120%
	6.60%	110.0%	115%
	6.40%	106.7%	110%
	6.20%	103.3%	105%
TARGET	6.00%	100.0%	100%
	5.87%	97.8%	95%
	5.73%	95.6%	90%
	5.60%	93.3%	85%
	5.47%	91.1%	80%
	5.33%	88.9%	75%
	5.20%	86.7%	70%
	5.07%	84.4%	65%
	4.93%	82.2%	60%
	4.80%	80.0%	55%
	4.67%	77.8%	50%
	4.53%	75.6%	45%
	4.40%	73.3%	40%
	4.27%	71.1%	35%
	4.13%	68.9%	30%
MINIMUM	4.00%	66.7%	25%

The percentage of incentive earned is derived from the appropriate following linear equation based upon EPS performance whereby X represents final EPS Full Diluted (3 yr CAGR) and final percentage of incentive earned is rounded to the nearest percentage point.

Final EPS Results	Incentive Calculation
EPS <=6%	37.5094x - 1.2506
EPS > 6%	25X - .5

Example:

EPS Full Diluted	Calculation	% of Incentive Earned
6.15%	25 x 6.15% - .5	104.00%

Participants in this example would earn 104% of their granted incentive award. Thus, a participant awarded a target of 2000 RSU in this example would receive 104% of 2000 or 2080 RSUs plus accumulated dividends.

Timing of Award Determination and Distribution

Once performance results for the Company are known and approved by the auditors, the Compensation Committee will review and approve the final performance results for the Performance Factor. The Compensation Committee reserves the right to use negative discretion to reduce the amount of any payment. The Shares will be distributed in accordance with the timing set forth in Section 4(c) of this Agreement.

APPENDIX B TO 2015 PERFORMANCE AWARD AGREEMENT

(Relative Performance Measures)

Grant Date: January 22, 2015

Performance Shares Awarded: See Section 3 of the Agreement

Performance Period: January 1, 2015, through December 31, 2017

Relative Factors for Determining Amount Payable Pursuant to Performance Award

The number of Shares payable on account of a Performance Share (before any Dividend Adjustment or tax withholding) will be based on the results of the following relative performance factor (“Performance Factor”) during the Performance Period, as measured against the comparator “Peer” group:

Total Shareholder Return (TSR). Total Shareholder Return means the three-month average stock price for the period ending December 31, 2014 (“Calculation Period”) compared to the three-month average stock price for the period ending December 31, 2017 (“Calculation Period”) for the Company and the Peer Group. The three-month average stock price will be determined by averaging the closing stock price of each day during the three months ending on the applicable December 31, including adjustments for cash and stock dividends.

Peer Group. The “Peer Group” is made up of the following:

Company Name	Ticker	State
OLD NATIONAL BANCORP	ONB	IN
ASSOCIATED BANC-CORP	ASBC	WI
CULLEN/FROST BANKERS, INC	CFR	TX
FIRSTMERIT CORPORATION	FMER	OH
COMMERCE BANCSHARES, INC	CBSH	MO
PROSPERITY BANCSHARES, INC	PB	TX
TCF FINANCIAL CORPORATION	TCB	MN
SUSQUEHANNA BANCSHARES, INC	SUSQ	PA
WINTRUST FINANCIAL CORPORATION	WTFC	IL
FULTON FINANCIAL CORPORATION	FULT	PA
VALLEY NATIONAL BANCORP	VLY	NJ
UMB FINANCIAL CORPORATION	UMBF	MO
F. N. B. CORPORATION	FNB	PA
PRIVATEBANCORP, INC	PVTB	IL
BANK OF HAWAII CORPORATION	BOH	HI
IBERIABANK CORP	IBKC	LA
BANCORPSOUTH, INC	BXS	MS
TRUSTMARK CORPORATION	TRMK	MS
UNITED BANKSHARES INC	UBSI	WV
TFS FINANCIAL CORP	TFSL	OH
FLAGSTAR BANCORP, INC	FBC	MI

MB FINANCIAL INC	MBFI	IL
NATIONAL PENN BANCSHARES, INC	NPBC	PA
FIRST MIDWEST BANCORP, INC	FMBI	IL
SOUTH STATE CORPORATION	SSB	SC
PARK NATIONAL CORP	PRK	OH
HOME BANCSHARES, INC	HOMB	AR
FIRST FINANCIAL BANCORP	FFBC	OH
BANCFIRST CORPORATION	BANF	OK
CHEMICAL FINANCIAL CORP	CHFC	MI
WESBANCO, INC	WSBC	WV
FIRST COMMONWLTH FINANCIAL CORP	FCF	PA
RENASANT CORP	RNST	MS
FIRST MERCHANTS CORPORATION	FRME	IN

A Peer Group member shall be removed if it is acquired or fails during the Performance Period.

Calculation of Performance

For the Performance Factor: TSR will be calculated for each member of the Peer Group. The Company’s TSR percentile rank in the Peer Group will be utilized to determine the percentage, if any, of the Shares earned under the Performance Share award.

The table below shows the percentage of Shares to be issued with respect to each Performance Share (before any Dividend Adjustment or tax withholding) at various performance levels:

Average Percentile Rank vs. Peer Group	% of Shares Earned	Performance Level
<25%	0%
25%	25%	Threshold
26%	26%
27%	27%
28%	28%
29%	29%
30%	30%
31%	32%
32%	34%
33%	36%
34%	38%
35%	40%
36%	43%
37%	46%
38%	49%
39%	52%
40%	55%
41%	59%
42%	63%

43%	67%
44%	71%
45%	75%
46%	80%
47%	85%
48%	90%
49%	95%
50%	100%	Target
51%	102%
52%	103%
53%	105%
54%	107%
55%	108%
56%	110%
57%	112%
58%	113%
59%	115%
60%	117%
61%	118%
62%	120%
63%	122%
64%	123%
65%	125%
66%	127%
67%	128%
68%	130%
69%	132%
70%	133%
71%	135%
72%	137%
73%	138%
74%	140%
75%	142%
76%	143%
77%	145%
78%	147%
79%	148%
80% and above	150%	Maximum

Award Adjustment

The Compensation and Management Development Committee reserves the right to reduce performance shares (in whole or in part) should the Company’s TSR be negative for the performance period.

Timing of Award Determination and Distribution

Once performance results for the Company are known and approved by the auditors, the Compensation Committee will review and approve the final performance results for the Performance Factor. The Compensation Committee reserves the right to use negative discretion to reduce the amount of any payment. The Shares will be distributed in accordance with the timing set forth in Section 4(c) of this Agreement.